As Filed With the Securities and Exchange Commission on May 17, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mid-America Apartment Communities, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	62-1543819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6815 Poplar Avenue, Suite 500

Germantown, TN 38138

(Address of Principal Executive Offices) (Zip Code)

Mid-America Apartment Communities, Inc. 2023 Omnibus Incentive Plan

(Full title of the plan)

Robert J. DelPriore, Esq.

Executive Vice President, Chief Administrative Officer and General Counsel

Mid-America Apartment Communities, Inc.

6815 Poplar Avenue, Suite 500

Germantown, TN 38138

(901)682-6600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Richard F. Mattern, Esq.

Oscar L. Thomas, Esq.

Bass, Berry & Sims PLC

100 Peabody Place, Suite 1300

Memphis, TN 38103

Tel: (901) 549-5933

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Mid-America Apartment Communities, Inc. (the “Registrant” or “MAA”) has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements, with respect to securities offered pursuant to the 2023 Plan, are hereby incorporated by reference and made a part of this Registration Statement on Form S-8.

The following documents filed by the Registrant with the Commission, pursuant to the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document (except for information “furnished” under Items 2.02, 7.01, or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this Form S-8, unless expressly stated otherwise):

(1)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December  31, 2022 (including information specifically incorporated by reference from our Definitive Proxy Statement on Schedule 14A relating to our May 16, 2023 annual meeting of stockholders, filed with the Commission on April 3, 2023) (File No. 001-12762), filed with the Commission on February 14, 2023;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2023 (File No. 001-12762), filed with the SEC on April 27, 2023;

(3)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 8, 2023 (File No. 001-12762), March 21, 2023 (File No. 001-12762) and May 17, 2023 (File No. 001-12762); and

(4)

The description of the Registrant’s Common Stock filed as Exhibit 4.15 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (File No. 001-12762), filed with the Commission on February 20, 2020, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, information furnished (rather than filed) under Items 2.02, 7.01 and 9.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (the “TBCA”), sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.

MAA’s charter provides that the MAA directors shall not be liable to MAA or its shareholders for monetary damages for breach of fiduciary duty, except for: (1) any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) unlawful distributions under Tennessee law. MAA’s charter provides further that MAA shall indemnify and advance expenses to a director, officer, employee or agent to the fullest extent permitted under Tennessee law.

The indemnification provisions in the MAA charter and bylaws specifically provide that MAA may purchase and maintain insurance on behalf of any MAA director or officer against any liability asserted against and incurred by him in his capacity as a director, officer, employee or agent whether or not MAA would have had the power to indemnify against such liability.

MAA is party to separate indemnification agreements with each of its directors. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the MAA charter and bylaws against any and all expenses, judgments, damages, fines, excise taxes, liabilities, losses, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to the MAA directors and officers pursuant to the foregoing provisions or otherwise, MAA has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Composite Charter of Mid-America Apartment Communities, Inc. (Filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on February 24, 2017 and incorporated herein by reference).

4.2	Fourth Amended and Restated Bylaws of Mid-America Apartment Communities, Inc. dated as of March 13, 2018 (Filed as Exhibit 3.2(i) to the Registrant’s Current Report on Form 8-K filed on March 14, 2018 and incorporated herein by reference).

4.3	Description of Securities (Filed as Exhibit 4.15 to the Registrant’s Annual Report on Form 10-K filed on February 20, 2020 and incorporated by reference herein).

5.1*	Opinion of Bass, Berry & Sims PLC.

23.1*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page).

99.1	Mid-America Apartment Communities, Inc. 2023 Omnibus Incentive Plan (Filed as Appendix A to the Registrant’s Definitive Proxy Statement filed on April 3, 2023 and incorporated by reference herein).

107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 17th day of May, 2023.

Mid-America Apartment Communities, Inc.

By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr.
Chairman of the Board of Directors Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints H. Eric Bolton, Jr. and Albert M. Campbell III, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Tennessee and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	Chairman of the Board of Directors Chief Executive Officer (Principal Executive Officer)	May 17, 2023

/s/ Albert M. Campbell, III Albert M. Campbell, III	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 17, 2023

/s/ A. Clay Holder A. Clay Holder	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 17, 2023

/s/ Alan B. Graf, Jr. Alan B. Graf, Jr.	Director	May 17, 2023

/s/ Toni Jennings Toni Jennings	Director	May 17, 2023

/s/ Edith Kelly-Green Edith Kelly-Green	Director	May 17, 2023

/s/ James K. Lowder James K. Lowder	Director	May 17, 2023

/s/ Thomas H. Lowder Thomas H. Lowder	Director	May 17, 2023

/s/ Claude B. Nielsen Claude B. Nielsen	Director	May 17, 2023

/s/ W. Reid Sanders W. Reid Sanders	Director	May 17, 2023

/s/ Gary S. Shorb Gary S. Shorb	Director	May 17, 2023

/s/ David P. Stockert David P. Stockert	Director	May 17, 2023

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